ROTENBERG & CO. LLP
Certified Public Accountants
585.295.2400 ◆ 585.295.2150 (fax)
1870 Winton Road South ◆ Rochester, NY 14618 ◆ www.rotenbergllp.com

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement on Form S-4 of Alpha Arizona Corp. of our report dated December 18, 2008, on the consolidated balance sheets of Soya China Pte. Ltd. and Subsidiaries as of December 31, 2007 and 2006, and the consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

/s/ Rotenberg & Co. LLP

Rotenberg & Co., LLP
Rochester, New York
January 22, 2009